UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition of Assets

On August 30, 2007, we completed our initial purchase of wind energy assets from Northern Alternative Energy, Inc., which we acquired for $2.3 million in cash. These wind energy assets consist of the developer’s stake in two wind farms on Buffalo Ridge in Lincoln County MN. Buffalo Ridge in southwestern Minnesota is a prime wind regime in the USA for efficient generation of electricity from wind power turbines, and is well-known in the alternative energy industry for its high and consistent wind speeds.

Known as Shaokatan Hills and Lakota Ridge, these two wind farms contain 33 modern wind turbines having a total rated power capacity of 23 megawatts (23,000 kilowatts). Our ownership will be only a minimal percentage interest until 2010, when our ownership of the developer’s stake will convert into 80% ownership of the two wind farms. Over the past few years, these 33 turbines have generated electricity at an average annual rate of 68,300,000 kilowatt hours (kwhrs). Based on revenues from the past few years, we anticipate receiving aggregate net revenues from the two wind farms of approximately $11 million during the period from 2010 - 2018.

Our acquisition of these wind energy assets provides us with a substantial core holding which will provide us with superior future cash flow as well as significant opportunity for future development. We intend to continue acquiring favorable wind farm assets, particularly on Buffalo Ridge and similar leading wind regimes. Due to improved wind turbine technology, increasing energy demands, volatile natural gas prices, and mandated renewable energy requirements imposed on utilities, we believe an excellent opportunity exists to participate both responsibly and profitably in this rapidly growing sector of the “green” energy marketplace.

A copy of the Purchase Agreement for this acquisition was attached as Exhibit 10.1 to our Current Report on Form 8-K previously filed with the SEC on June 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2007	Wind Energy America Inc.

	By	/s/ Robert O. Knutson
Robert O. Knutson, Chief Executive Officer